Exhibit 99.1

ARMSTRONG FLOORING REPORTS THIRD QUARTER 2020 RESULTS

Third Quarter 2020 Highlights

-	Net Sales of $156.6 Million

-	Net Loss of $11.7 Million and Adjusted Net Loss of $11.4 Million

-	Adjusted EBITDA of $2.8 Million

-	Made Additional Investments to Support Strategic Long-term Growth and Profit Initiatives

-	Hired Amy Trojanowski as Chief Financial Officer, Effective October 19, 2020

Lancaster, PA, October 21, 2020. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), a leader in the design and manufacture of innovative flooring solutions, today reported financial results for the third quarter ended September 30, 2020.

Michel Vermette, President and Chief Executive Officer, commented, “Third quarter results were largely in line with our expectations as we further invested in the multi-pronged transformation and modernization of our business. We were pleased to produce sequential top line improvement compared to the second quarter 2020 primarily due to stronger trends in residential end markets outpacing a slower recovery in commercial activity. Feedback from our customers about our service enhancements continues to be positive and leaves us confident that we are on the right path to improve our market positioning and set the stage for growth in the years ahead. Through our customer-centric operating model, we will continue to approach opportunities with a returns oriented mindset while keeping our focus on three core areas that comprise expanding our reach within our addressable flooring market, simplifying our processes, and strengthening our competitive positioning for long-term success.”

Third Quarter 2020 Results Compared with Third Quarter 2019 Results

Consolidated Results

(Dollars in millions except per share data)	Three Months Ended September 30,
	2020	2019	Change
Net sales	$156.6	$165.6	(5.4%)
Operating (loss)	($10.1)	($28.2)	N/M
Net (loss)	($11.7)	($31.4)	N/M
Diluted (loss) per share	($0.53)	($1.44)	N/M
Adjusted EBITDA[1]	$2.8	$8.8	(68.2%)
Adjusted EBITDA margin	1.8%	5.3%	(350 bps )
Adjusted net (loss) [1]	($11.4)	($11.1)	N/M
Adjusted diluted (loss) per share[1]	($0.52)	($0.51)	N/M

(1)	Excludes business transformation costs, amongst other items; See tables at end of the earnings release for non-GAAP reconciliations

In the third quarter of 2020, net sales decreased 5.4% to $156.6 million from $165.6 million in the third quarter of 2019. The decrease in net sales was primarily attributable to lower volumes due to COVID-19 pandemic related business disruptions, including the postponement of certain commercial projects and slower activity at many independent customer retail locations, partly offset by increased activity in home centers and other residential channels.

The net loss in the third quarter of 2020 was $11.7 million, or diluted loss per share of $0.53, as compared to net loss of $31.4 million, or diluted loss per share of $1.44, in the prior year quarter. Adjusted net loss was $11.4 million, or adjusted diluted loss per share of $0.52, as compared to adjusted net loss of $11.1 million, or adjusted diluted loss per share of $0.51, in the prior year quarter.

Third quarter 2020 adjusted EBITDA was $2.8 million, as compared to adjusted EBITDA of $8.8 million in the prior year quarter. The decrease in adjusted EBITDA was primarily attributable to lower net sales and to transition service agreement income in the prior year quarter which did not recur, as well as investments to support long-term strategic growth initiatives. These factors were partly offset by improved productivity and reduced input costs.

Liquidity and Capital Resources Update

At September 30, 2020, the Company had total liquidity of approximately $110.0 million including $22.2 million of cash plus availability under its credit facilities. Prior to the onset of the pandemic, the Company began assessing the monetization of non-core assets. As part of this process, the Company’s South Gate, California facility and land portfolio have been classified on the balance sheet as assets held-for-sale. Under the terms of the Company’s credit agreements, beginning in the fourth quarter of 2020 $30.0 million of availability under the credit facilities will be withheld until such time the Company closes on a sale of its South Gate property. The Company believes it has ample financial resources to effectively execute its near- and long-term objectives.

Multi-Year Transformation Update

During early 2020, the Company initiated a multi-year transformation of its operations to become a leaner, faster growing and more profitable business. The transformation encompasses three critical objectives of expanding customer reach, simplifying product offerings and operations, and the strengthening of core capabilities.

To date, the Company has expanded its direct sales teams to service key independent retailers, commercial national accounts, and large flooring contractors. In terms of simplification, progress has been made on executing product portfolio simplification, inventory optimization, and reducing SKU mix of underperforming products. The Company is also consolidating its U.S. manufacturing facilities and improving efficiency. The Company has announced the relocation of its headquarters, effective summer 2021, with estimated cost savings of approximately 60% of current corporate lease expense. Steps to strengthen customer experiences include the introduction of a Quick Ship program to accelerate customer project timelines and investments in product innovation with a focus on U.S. based manufacturing, amongst many other initiatives. The Company will continue to invest in its business with a customer-centric and returns-focused approach to execute on its multi-year transformation.

Webcast and Conference Call

The Company will hold a live webcast and conference call to review financial results and conduct a question-and-answer session on Wednesday, October 21, 2020 at 10:00 a.m. ET. The live webcast will be available in the Investors section of the Company’s website at www.armstrongflooring.com. For those unable to access the webcast, the conference call will be accessible by dialing 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13711604.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire beauty wherever your life happens. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring is a leading manufacturer of resilient products across North America. The company safely and responsibly operates eight manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Amy Trojanowski

SVP, Chief Financial Officer

ir@armstrongflooring.com

Media:

Alison van Harskamp

Director, Corporate Communications

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in millions except per share data)

(Unaudited)

	Three months ended September 30,
	2020	2019
Net sales	$156.6	$165.6
Cost of goods sold	129.0	153.8

Gross profit	27.6	11.8
Selling, general, and administrative expense	37.7	40.0

Operating (loss)	(10.1)	(28.2)
Interest expense	2.8	0.8
Other (income) expense	(1.5)	0.7

(Loss) from continuing operations before income taxes	(11.4)	(29.7)
Income tax expense	0.3	—

Net (loss) income from continuing operations	(11.7)	(29.7)

Net (loss) from discontinued operations	—	(1.7)

Net (loss)	$(11.7)	$(31.4)

Weighted average number of common shares outstanding - Basic	22.0	21.9

Basic (loss) per share of common stock	$(0.53)	$(1.44)

Weighted average number of common shares outstanding - Diluted	22.0	21.9

Diluted (loss) per share of common stock	$(0.53)	$(1.44)

Consolidated Balance Sheet

(Dollars in millions)

	September 30, 2020	December 31, 2019
Assets
Current Assets:
Cash	$22.2	$27.1
Accounts and notes receivable, net	43.8	36.1
Inventories, net	129.9	111.6
Prepaid expenses and other current assets	13.8	10.7
Assets held-for-sale	19.3	—

Total current assets	229.0	185.5
Property, plant, and equipment, net	246.0	277.2
Other non-current assets	33.6	39.5

Total assets	$508.6	$502.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$112.9	$104.4
Short-term debt and current installments of long-term debt	8.4	0.2

Total current liabilities	121.3	104.6
Long-term debt	62.1	42.5
Postretirement benefit liabilities	56.2	59.7
Pension benefit liabilities	11.1	16.0
Other long-term liabilities	13.0	11.1

Total liabilities	263.7	233.9
Total stockholders’ equity	244.9	268.3

Total liabilities and stockholders’ equity	$508.6	$502.2

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance used in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

(Dollars in millions except per share data)
	Three Months Ended September 30,
	2020	2019
Net (loss) income	($11.7)	($31.4)
Net income from discontinued operations	—	1.7
Interest expense	2.8	0.8
Other (income) expense	(1.5)	0.7
Income taxes	0.3	—
Depreciation and amortization	11.1	12.9
Expenses related to cost reduction initiatives, special projects, and plant closures	1.2	23.3
U.S. pension expense	0.6	0.8

Adjusted EBITDA(2)	$2.8	$8.8

(2)

Adjusted EBITDA is a non-GAAP financial measure and consists of net (loss) income adjusted to add back interest expense, other (income) expense, income taxes, depreciation and amortization; U.S. pension expense and excludes business transformation costs, amongst other items. The Company‘s management believes Adjusted EBITDA is meaningful to investors because management reviews Adjusted EBITDA in assessing and evaluating performance. However, this measure should be considered in addition to, rather than as a substitute for net (loss) income provided in accordance with GAAP. The Company’s method of calculating Adjusted EBITDA may differ from methods used by other companies and, as a result, Adjusted EBITDA may not be comparable to other similarly titled measures disclosed by other companies.

	Three Months Ended September 30,
	2020		2019
	$ million	Per diluted share	$ million	Per diluted share
Net (loss) income	($11.7)	($0.53)	($31.4)	($1.44)
Expenses related to cost reduction initiatives, special projects, and plant closures, including accelerated depreciation	1.2		23.3
U.S. pension expense	0.6		0.8
Other (income) expense	(1.5)		0.7
Tax impact of adjustments at statutory rate	(0.1)		(6.2)
Net income from discontinued operations	—		1.7

Adjusted net (loss) income(3)	($11.4)	($0.52)	($11.1)	($0.51)

(3)

Adjusted net (loss) income is a non-GAAP financial measure and consists of net (loss) income adjusted to add back U.S. pension expense; add back business transformation costs; remove other (income); and adjust such items for the related tax impacts. The Company’s management believes Adjusted net (loss) income is meaningful to investors because management reviews Adjusted net (loss) income in assessing and evaluating performance. However, this measure should be considered in addition to, rather than a substitute for net (loss) income provided in accordance with GAAP. The Company’s method of calculating Adjusted net (loss) income may differ from methods used by other companies and, as a result, Adjusted net (loss) income may not be comparable to other similarly titled measures disclosed by other companies.

Rows and columns may not foot due to rounding.

Category: Earnings